SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


 [X]  Filed by the Registrant
 [ ]  Filed by a party other than the Registrant

Check the appropriate box:
    [ ]  Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only [as permitted by Exchange Act Rule 14(a)-6(e)(2)]
    [X]  Definitive Proxy Statement
    [ ]  Definitive Additional Material
    [ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12



                            OSTEX INTERNATIONAL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




Payment of Filing Fee:

    [X]  No fee required.
    [ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2),
         or Item 22(a)(2) of Schedule 14A.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:
         (1)  Title of each class of securities to which transaction applies:
         (2)  Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and how determined):
         (4)  Proposed maximum aggregate value of transaction:
         (5)  Total fee paid:

    [ ]  Fee paid previously with written preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
         (1)  Amount previously paid:
         (2)  Form, schedule or registration statement number:
         (3)  Filing party:
         (4)  Date filed:

                                  [OSTEX LOGO]






                            OSTEX INTERNATIONAL, INC.
                        2203 Airport Way South, Suite 400
                            Seattle, Washington 98134



                                 April 23, 1997


Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Ostex International, Inc. to be held on Monday, June 2, 1997, at 9:00 a.m. at the Bellevue Athletic Club, located at 11200 SE 6th Street, Bellevue, Washington.

         The matters to be acted upon are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the Annual Meeting, we will also report on Ostex's operations and respond to any questions you may have.

         Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED
POSTAGE-PREPAID ENVELOPE. Returning the enclosed proxy will not affect your right to revoke it later or to vote your shares in person if you attend the Annual Meeting.

                                Very truly yours,


                                /S/ H. RAYMOND CAIRNCROSS

                                H. Raymond Cairncross
                                CHAIRMAN OF THE BOARD
                                AND CHIEF EXECUTIVE OFFICER

                            OSTEX INTERNATIONAL, INC.
                        2203 Airport Way South, Suite 400
                            Seattle, Washington 98134

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 2, 1997


To the Shareholders of Ostex International, Inc.:

         The Annual Meeting of the Shareholders of Ostex International, Inc. (the "Company") will be held at the Bellevue Athletic Club, located at 11200 SE 6th Street, in Bellevue, Washington, on June 2, 1997, at 9:00 a.m. If you would like directions, please call the Company at (206) 292-8082. The Annual Meeting is held for the following purposes:

         1.       To elect two directors to the Company's Board of Directors;

         2. To approve proposed amendments to the Company's 1994 Stock Option Plan;

         3. To approve proposed amendments to the Company's Directors' Nonqualified Stock Option Plan;

         4. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

         5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The record date for the Annual Meeting is April 16, 1997. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                By Order of the Board of Directors


                                /S/ JEFFREY J. MILLER

                                Jeffrey J. Miller
                                SECRETARY

Seattle, Washington
April 23, 1997



         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE ANNUAL MEETING.

                            OSTEX INTERNATIONAL, INC.
                                 PROXY STATEMENT

                                     FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 2, 1997
                       ----------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         This enclosed proxy is solicited on behalf of the Board of Directors of Ostex International, Inc., a Washington corporation (the "Company"), to be voted at the Company's 1997 Annual Meeting of Shareholders (the "Annual Meeting"), to be held at 9:00 a.m. on Monday, June 2, 1997, at the Bellevue Athletic Club, located at 11200 SE 6th Street, in Bellevue, Washington, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder requiring directions to the Bellevue Athletic Club should call the Company at (206) 292-8082.

VOTING AND OUTSTANDING SHARES

         Only holders of record of Company common stock, $0.01 par value (the "Common Stock"), at the close of business on April 16, 1997, are entitled to notice of and to vote at the Annual Meeting. At the close of business on April 16, 1996, there were outstanding and entitled to vote 12,447,617 shares of Common Stock. Shareholders of record on such date are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker nonvotes.

         The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum at the Annual Meeting. Under Washington law and the Company's Articles of Incorporation, assuming the presence of a quorum, the election of the Company's directors requires a plurality of votes cast, and the other proposals described in the accompanying Notice to Shareholders (including the approval of the amendments to the 1994 Stock Option Plan (the "1994 Plan") and the Directors' Nonqualified Stock Option Plan (the "Directors' Plan")) require that the votes cast in favor exceed the votes cast against the proposal.

         Abstentions and "broker nonvotes" (shares by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence of a quorum. For the election of directors, an abstention from voting and broker nonvotes will not be counted either in favor or against the nominees. For all other matters, an abstention from voting and broker nonvotes will have the practical effect as a vote against the respective matters because they are not affirmative votes.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2203 Airport Way South, Suite 400, Seattle, Washington 98134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.
Attendance at the Annual Meeting will not, by itself, revoke a proxy.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparing, printing and mailing this Proxy Statement, the proxy and any additional information furnished to shareholders. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date. The Company will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. In addition to mailing of this Proxy Statement and the accompanying proxy, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone, telegraph or facsimile transmission. The Company may also use a proxy solicitation firm and will pay commercially reasonable fees for required services not to exceed $5,000.

         This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about April 23, 1997.


                                   PROPOSAL 1:
                 ELECTION OF DIRECTORS AND DIRECTOR INFORMATION


         The Company's Articles of Incorporation (the "Articles") divide the Board of Directors into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors. The members of each class are elected to serve for a three-year term and until the election and qualification of their successors. At each annual meeting of shareholders, one class of the Board of Directors is elected and directors in the other classes remain in office until their respective three-year terms expire. Under the Company's Amended Bylaws, the Board of Directors is to be comprised of no more than nine members and no fewer than five members, the exact number of which shall be set by the Board of Directors from time to time. The Board of Directors currently consists of six directors.

         At the Annual Meeting, shareholders will be asked to elect two directors to the class whose term of office will expire at the year 2000 annual meeting of shareholders (the "Class 1" Directors). The nominees for election as director are Dr. David R. Eyre and Dr. Fredric J. Feldman. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of Drs. Eyre and Feldman to serve as Class 1 Directors. Both nominees have agreed to serve if elected and management has no reason to believe that they will be unable to serve, but if either of them is not able to serve, it is intended that the proxies will be voted for the election of such nominee as designated by the Board of Directors to fill any such vacancy.

         The nominees for director for any class will be elected by the plurality of the votes cast in such class.


INFORMATION ABOUT THE DIRECTOR NOMINEES

         DAVID R. EYRE, PH.D. (age 53) is a founder of the Company and has been a Director since the Company's formation in May 1989. Dr. Eyre currently serves on the Nominating Committee of the Board of Directors. His major research interests include collagen biochemistry, inborn skeletal diseases, cartilage pathology, biochemistry of the intervertebral disc, bone metabolism and osteoporosis. Since 1985, Dr. Eyre has served as Burgess Professor of Orthopedics at the University of Washington, where he is also Adjunct Professor of Biochemistry and Oral Biology and Director of the Orthopedic Research Laboratories. Dr. Eyre has previously served as a research scientist at Children's Hospital Medical Center in Boston, Massachusetts, and as a faculty member in the Department of Biological Chemistry at Harvard Medical School. In addition, Dr. Eyre has served on the permanent scientific staff of the Kennedy Institute of Rheumatology in London, England, and as a Research Fellow at Massachusetts General Hospital and Harvard Medical School. Dr. Eyre has published numerous articles on the biochemistry of connective tissue. Dr. Eyre earned his Ph.D. and B.S. in biochemistry from the University of Leeds, England.

       FREDRIC J. FELDMAN, PH.D. (age 57) has served as the President of FJF Associates since 1992, a firm providing management and investment consulting services to venture capital and emerging growth companies in the health care industry. From 1995 to 1996, Dr. Feldman served as the interim Chief Executive Officer of Biex, Inc., a biotechnology company focused on women's health care, from 1992 to 1995 as the Chairman of the Board and Chief Executive Officer of Oncogenetics, Inc., a genetic cancer diagnostic company, and from 1988 to 1992 as President and Chief Executive Officer of Microgenic Corporation, a
biotechnology diagnostic company. Dr. Feldman received a Ph.D. and M.S. in chemistry from the University of Maryland and a B.S. in chemistry from Brooklyn College of City University of New York.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER
THE ANNUAL MEETING

DIRECTORS WHOSE TERMS EXPIRE IN 1998

         ROBERT J. GLASER (age 45) has been the Company's President and Chief Operating Officer since April 1996 and a Director of the Company since May 1995. Mr. Glaser served on the Audit Committee of the Board of Directors until he became an officer of the Company in April 1996. Prior to joining the Company, Mr. Glaser held a variety of U.S. and international positions at Merck & Co. ("Merck"), a pharmaceutical company, including positions as Senior Vice President, Marketing, U.S. Human Health from January 1994 to April 1996, as Vice President, Marketing, Merck Human Health Division from June 1993 to January 1994, as Vice President, Merck Vaccine Division, from March 1993 to June 1993, as Vice President, Sales & Marketing, Merck Vaccine Division, from 1991 to 1993, and as Executive Director of Marketing, Merck, Sharp & Dohme, from 1989 to 1991. Mr. Glaser received an M.B.A. from the Kellogg School at Northwestern University and a B.A. from Gettysburg College.

         GREGORY D. PHELPS (age 48) has been a Director of the Company since November 1995 and is serving on the Compensation and Nominating Committees of the Board of Directors. Mr. Phelps has been Executive Vice President of Genzyme Corporation, a biotechnology company, since 1991. Mr. Phelps served as President and Chief Executive Officer of Viagene, Inc., a biotechnology company focusing on development of gene therapies for viral diseases and cancers, from 1988 to 1990, and as President and Chief Executive Officer of ZymoGenetics, Inc., a company developing biotherapeutic products, from 1986 to 1988. His career also includes management positions with Baxter International, a general healthcare company, from 1975 to 1986, where he was Vice President of the Hyland Therapeutics Division. Mr. Phelps received an M.B.A. from Harvard Business School and a B.S. from Bradley University.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

         THOMAS J. CABLE (age 57) has been a Director of the Company since 1989 and currently serves on the Audit, Compensation and Nominating Committees of the Board of Directors. Mr. Cable is co-founder and partner of Cable & Howse Ventures, Inc., a venture management company founded in 1979. Mr. Cable was also co-founder and, from 1982 to 1985, a partner in Cable Howse & Ragen, a Seattle investment banking and brokerage firm now known as Ragen MacKenzie. Mr. Cable is a founder and current Chairman of the Washington Research Foundation and serves on the board of directors of Mycogen Corporation, an agricultural biotechnology company, Fischer Imaging, an x-ray equipment manufacturer for mammography, EndoSonics, an intravascular ultrasound company, Molecular Simulations, a computation chemistry software company, and Omeros Medical Systems, Inc., a company developing orthopedic surgical devices and products. Mr. Cable earned an M.B.A from Stanford University and a B.A. from Harvard College.

         H. RAYMOND CAIRNCROSS (age 55) is a founder of the Company and has been Chairman of the Board of Directors since 1989 and Chief Executive Officer since 1991. From 1991 to April 1996, Mr. Cairncross also served as President of the Company. In 1987, Mr. Cairncross founded Cairncross & Hempelmann, P.S., a Seattle law firm of which he previously served as Managing Partner and currently is a nonpracticing shareholder and a director. Mr. Cairncross is a member of the board of directors of Information Optics Corporation, a company developing high speed computer memory systems, and Omeros Medical Systems, Inc., a company developing orthopedic surgical devices and products. Mr. Cairncross received a J.D. and a B.A. from Stanford University.

COMPENSATION OF DIRECTORS

         The Company does not pay any cash compensation to directors serving in that capacity, although directors are reimbursed actual travel expenses for attendance at Board of Directors and committee meetings. The Company's nonemployee directors participate in the Company's Directors Plan. The Directors Plan, as proposed to be amended, is described below under "Proposal 3: Amendment to the Directors Plan."

BOARD COMMITTEES

         The Company's Board of Directors has standing Audit, Compensation and Nominating Committees.

         The Audit  Committee  currently  consists  of Mr.  Cable.  The Board of
Directors intends to appoint Dr. Feldman to the committee if elected at the Annual Meeting by the shareholders. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reviews and evaluates the Company's internal control functions. The Audit Committee did not meet in 1996.

         The  Compensation  Committee  currently  consists of Messrs.  Cable and
Phelps. The Compensation Committee administers the Company's employee stock option plans and makes recommendations to the Board of Directors concerning compensation for executive officers and consultants of the Company. The Compensation Committee met one time in 1996.

         The Nominating Committee currently consists of Messrs. Cable and Phelps and Dr. Eyre. The Nominating Committee administers the search process, if necessary, for new members of the Company's Board of Directors and may recommend executive officers to the Board of Directors. Shareholders intending to make Board of Directors recommendations must provide written notice of such intent not later than 120 days in advance of the date of an annual shareholders meeting with information regarding such nominee. The Nominating Committee was established in April 1997.

BOARD MEETINGS

         During 1996, there were five meetings of the Board of Directors and each director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he served.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth certain information regarding compensation paid during the years ended December 31, 1996, 1995 and 1994 to (i) the Company's Chief Executive Officer and (ii) each of the Company's executive officers who earned more than $100,000 in 1996 (collectively, the "Named Executive Officers").


                                         Annual Compensation                 Long Term Compensation
                                ----------------------------------------- -----------------------------
     Name and Principal                                    Other Annual       Securities Underlying          All Other
          Position                Year        Salary       Compensation            Options (#)              Compensation
-----------------------------   ----------------------------------------- -----------------------------  -----------------

H. Raymond Cairncross,
Chairman of the Board             1996       $ 250,000          -                      -                        -
and Chief Executive Officer       1995       $ 250,000          -                      -                        -
                                  1994       $ 168,000          -                   500,000                 $ 40,000
Robert J. Glaser, Director,
President and Chief               1996       $ 174,000          -                   200,000                     -
Operating Officer                 1995            -             -                    10,000                     -

William K. Strelke, Vice          1996       $ 125,000     $ 24,000 (1)              12,500                     -
President, Sales &                1995       $ 124,000     $ 36,000 (1)              20,000                     -
Marketing                         1994        $ 84,000      $ 5,000 (1)              37,500                     -

-------

(1)      Represents commissions earned.

       OPTION GRANTS IN 1996. The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the year ended December 31, 1996.


                              SHARES      PERCENTAGE OF                                  OF STOCK PRICE
                            UNDERLYING    TOTAL OPTIONS    EXCERCISE                    APPRECIATION FOR
                              OPTIONS       GRANTED TO     PRICE PER  EXPIRATION           OPTION TERM
NAME                        GRANTED (#)     EMPLOYEES      SHARE (1)     DATE           5%            10%
----                        -----------     ---------      ---------     ----           --            ---

H. Raymond Cairncross            -              0%             -          N/A            -             -
Robert J. Glaser              200,000          45%          $ 14.00    4/15/2006   $ 1,761,000    $ 4,462,000
William K. Strelke             12,500           3%          $ 10.75    7/1/2006    $    85,000    $   214,000

-------

(1) In February 1997, the Board of Directors repriced all stock options granted during 1996 to $5.75, the fair market value of the Common Stock as reported on the repricing date.

       OPTION EXERCISES AND YEAR END OPTION VALUES FOR 1996. The following table sets forth certain information regarding options exercised during 1996 by the Named Executive Officers and the value of such persons' unexercised options at December 31, 1996.

                                                                       NUMBER OF                          VALUE OF
                                                                        SHARES                          UNEXERCISED
                                   SHARES                             UNDERLYING                          IN-THE
                                  ACQUIRED                            UNEXERCISED                          MONEY
                                 ON EXERCISE     VALUE                OPTIONS AT                         OPTIONS AT
                                      #         REALIZED                FISCAL                             FISCAL
             NAME                                 ($)                  YEAR END                         YEAR END (1)
            ------               ----------      -----                 --------                         ------------

                                                             EXERCISABLE    UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
                                                             -----------    -------------       -----------       -------------

H. Raymond Cairncross                 -            -           545,500         250,000            $757,850           $125,000
Robert J. Glaser                      -            -             3,333         200,000               -                  -
William K. Strelke                    -            -            23,750          46,250             $9,375             $9,375


------

(1) Based on the $5.50 closing price of the Company's Common Stock on December 31, 1996, as reported on the National Market tier of the Nasdaq Stock Market, as reported by the Wall Street Journal, minus the per-share exercise price, multiplied by the number of shares underlying the option.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       During 1996, the Company's Compensation Committee consisted of Messrs. Cable and Phelps, both of whom were nonemployee directors. To the Company's knowledge, no member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

       Mr. Cable is Chairman of the Board of Trustees of the Washington Research Foundation (the "WRF"), a not-for-profit licensing agency dedicated to the transfer to the private sector of technology developed at the University of Washington (the "University"). During the year ended December 31, 1996, the Company incurred approximately $154,000 in patent legal expenses on behalf of the WRF in accordance with the Company's worldwide exclusive license agreements with the WRF for the urinary assay for measuring bone resorption and osteoclast colony stimulating factor technologies.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining the compensation of the executive officers of the Company. The Committee is comprised of two nonemployee directors. In making its determinations, the Committee relies on input from compensation consultants and reviews appropriate decisions with all nonemployee directors who constitute a majority of the full Board of Directors.

       EXECUTIVE COMPENSATION PHILOSOPHY. The Company's executive compensation program reflects the philosophy that executives' rewards should be structured to closely align their interests with those of the shareholders. The program emphasizes stock-based incentives, and extends these concepts beyond the executive officer population to all full-time employees in the interest of motivation, teamwork, and fairness. The Company's executive compensation programs are designed to attract and retain experienced and well qualified executive officers who will enhance the performance of the Company and build shareholder value. The Company's executive compensation program generally includes two components: base salary and stock options.

       In setting the compensation level for executive officers, the Committee is guided by the following considerations:

       - compensation levels should be competitive with compensation generally being paid to executives in the biotechnology and diagnostic industries to ensure the Company's ability to attract and retain superior executives;
       - a significant portion of executive officer compensation should be paid in the form of equity based incentives to link closely shareholder and executive interests and to encourage stock ownership by executive officers; and
       - each individual executive officer's compensation should reflect the performance of the Company as a whole and the performance of the executive officer.

       BASE SALARY. An executive officer's base salary is determined by the Company's overall performance, the responsibility of the particular position, and an assessment of the person's performance against individual responsibilities and objectives, including, where appropriate, the impact of such performance on the business results of the Company. The Committee also may consider nonfinancial indicators including, but not limited to, strategic developments for which an executive officer has responsibility, intangible elements of managerial performance and levels of compensation to maintain competitive levels with similar companies in the biotechnology and diagnostic industries. Executive officer salaries are generally reviewed annually and adjusted each calendar year based upon these considerations.

       STOCK OPTIONS. Stock options are a regular component of the executive compensation program. The Committee sets guidelines for the number of stock options granted or shares awarded, based on the Company's performance and the targeted value of each executive's overall compensation package. In setting such guidelines, the Committee evaluates the long-term incentive packages offered to the Company's executives in relation to the long-term incentive packages offered by other biotechnology companies which the Committee considers to be in the Company's peer group. These option grants reflect the Committee's policy of encouraging long-term performance and promoting executive retention while further aligning management's and shareholders' interest in the performance of the Company's Common Stock.

       In 1996, the Committee granted an aggregate of 257,500 stock options to seven executive officers of the Company as an incentive for future performance, including options for 200,000 shares to Mr. Glaser and 12,500 shares to Mr. Strelke.

       EXECUTIVE BENEFITS. The Company offers the same benefits package to executive officers as it does to all full-time employees of the Company.

       COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Cairncross' 1996 compensation consisted of a base salary of $250,000.

       In April 1994, Mr. Cairncross entered into an at will employment agreement with the Company. At that time, an initial public offering was contemplated and was ultimately completed in February 1995. The Committee set Mr. Cairncross' 1994 base salary at $250,000, to be competitive with base salaries paid to other executives in the biotechnology industry with similar responsibilities and seniority. Mr. Cairncross' base salary has remained competitive and has not changed since 1994.

       COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to publicly-held companies for annual compensation in excess of $1 million earned by the chief executive officer or any of the other four highest compensated officers. The deduction limit does not apply, however, to performance based compensation that satisfies certain requirements. Although the Committee has not yet determined a policy with respect to Section 162(m) and no officer of the Company is expected to earn compensation in excess of $1 million in 1997 that would not qualify as performance-based compensation, the Committee intends to review the implications of Section 162(m) with respect to the Company's executive compensation policies.


                Compensation Committee of the Board of Directors
                ------------------------------------------------
                               Mr. Thomas J. Cable
                              Mr. Gregory D. Phelps


EMPLOYMENT, TERMINATION AND CHANGE OF CONTROL AGREEMENTS

       In April 1994, Mr. Cairncross entered into an at will employment agreement with the Company which provides for an annual salary of $250,000, subject to adjustment by the Board of Directors. The employment agreement is terminable at will by either party.

         The Company has entered into a consulting agreement with Dr. Eyre for assistance with the urinary assay for measuring bone resorption and osteoclast colony stimulating factor technologies which remains in effect at December 31, 1996. The agreement provides for the payment of $6,000 per month by the Company to Dr. Eyre, plus expenses. During the year ended December 31, 1996, the Company paid Dr. Eyre $72,000 pursuant to the agreement.


                              CERTAIN TRANSACTIONS

         The Company has entered into two research agreements with the University of Washington extending through March 31, 1999. Pursuant to these agreements, the Company is obligated to fund certain research activities conducted by Dr. Eyre and one other research group at the University. During the year ended December 31, 1996, the Company paid the University approximately $304,000 under these agreements. Dr. Eyre has been the Burgess Professor of Orthopedics at the University since 1985.

         During the first quarter 1996, Mr. Glaser was Senior Vice President, Marketing, U.S. Human Health of Merck and Company, Inc. For the year ended December 31, 1996, Merck and Merck affiliates purchased $379,000 of OSTEOMARK-Registered Trademark- kits from the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 1, 1997, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each director and nominee for director; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group.

                                                NUMBER OF         PERCENTAGE BENEFICIALLY
NAME OF BENEFICIAL OWNER                        SHARES (1)               OWNED (2)
--------------------------                      ----------               ---------
David R. Eyre, Ph.D. (3)                         1,448,500                11.64%
8011 East Mercer Way
Mercer Island, WA 98040

Thomas  J.  Cable  (4)                           1,029,236                 8.27%
c/o Cable & Howse Ventures
777  108th  Ave.  N.E.
Bellevue,   WA   98004

Wisconsin Investment Board                         839,000                 6.74%
P.O. Box 7842
Madison, WI  53707

Mochida Pharmaceutical, Co., Ltd.                  736,842                 5.92%
Y.S. Building
9 San-Eicho, Shinjuku-ku
Tokyo 160, Japan

H. Raymond Cairncross (5)                          678,500                 5.45%

Shaw Venture Partners                              642,935                 5.17%
400 S.W 6th Ave.
Suite 1100
Portland,   OR   97204

William K. Strelke (6)                              38,725                   *

Robert J. Glaser (7)                                 3,333                   *

Gregory D. Phelps (7)                                3,333                   *

Fredric J. Feldman                                   -                       -

Gilbert S. Omenn                                     -                       -

All directors and executive officers
as a group (twelve persons) (8)                  3,231,302                25.96%

-------

*Less than 1%




(1) This table is based upon information supplied by executive officers, directors and principal shareholders. The address of each officer identified in this table is that of the Company's executive offices. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

(2) Percentage of beneficial ownership is based on 12,447,617 shares of Common Stock outstanding as of April 1, 1997.

(3) Includes 560,000 shares held in trust for the benefit of Dr. Eyre's children and 37,500 shares subject to fully vested stock options.

(4) Includes 991,070 shares held by CH Partners IV Limited Partnership ("CH IV"), a venture capital fund of which Mr. Cable is a general partner. Under federal securities laws, Mr. Cable may be deemed to own beneficially all of the shares held by CH IV. In addition, the number of shares includes 6,666 shares subject to stock options that are exercisable within 60 days of April 1, 1997.

(5) Includes 670,500 shares subject to stock options that are exercisable within 60 days of April 1, 1997.

(6) Includes 38,125 shares subject to stock options that are exercisable within 60 days of April 1, 1997.

(7) Represents shares subject to stock options that are exercisable within 60 days of April 1, 1997.

(8) Includes 789,000 shares subject to stock options that are exercisable within 60 days of April 1, 1997.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and change in ownership with the Securities and Exchange Commission ("SEC") and with the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

         To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were compiled during the fiscal year ended December 31, 1996.

                                PERFORMANCE GRAPH


 COMPARISON OF THE COMPANY'S CUMULATIVE TOTAL RETURN ON COMMON STOCK DURING THE
  PERIOD FROM JANUARY 25, 1995 (WHEN THE COMPANY'S STOCK BEGAN PUBLIC TRADING)
      TO DECEMBER 31, 1996 AMONG OSTEX INTERNATIONAL, INC., THE NASDAQ U.S.
            STOCK MARKET, AND THE HAMBRECHT & QUIST HEALTHCARE INDEX.


                     [PERFORMANCE GRAPHIC FILED SEPARATELY]


------------------------------------------------------------------------------
                     1/25/95  3/95  6/95  9/95  12/95  3/96  6/96  9/96  12/96
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Ostex International,  100      99   245   236    203   168   111    84    58
Inc.
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Nasdaq U.S.
Stock Market          100    108    123   138    140   146   158    164   172
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Hambrecht & Quist
Healthcare Index      100    109    117   144    166   169   159    172   171
------------------------------------------------------------------------------


The above graph assumes $100 invested in the Common Stock, the Nasdaq Stock Market and the Hambrecht & Quist Healthcare Index with all dividends reinvested. The Company has not paid cash dividends on its Common Stock. Stock performance shown in the above graph for the Common Stock is historical and not necessarily indicative of future price performance.


                                   PROPOSAL 2:
                           AMENDMENT TO THE 1994 PLAN


         The Company's 1994 Plan was adopted by the Company's Board of Directors in May 1994 and approved by the Company's shareholders in June 1994 to be effective for a ten-year period. The Company reserved a total of 1,000,000 shares of Common Stock for issuance under both the 1994 Plan and the Company's Directors Plan. The 1,000,000 shares reserved for issuance reflect the Company's five-for-one stock split effected in the form of a stock dividend, paid in June 1994. As of April 1, 1997, options to purchase an aggregate of 751,625 shares had been granted under the 1994 Plan and the Directors Plan. The Board of Directors has amended the 1994 Plan to make it separate and apart from the

Directors Plan and to establish a finite number of shares of Common Stock reserved for issuance under the 1994 Plan. At the Annual Meeting, the shareholders of the Company will be asked to approve an amendment to the 1994 Plan to increase the number of shares of Common Stock authorized under the 1994 Plan to 1,750,000 shares.

         The proposed amendment is designed to help the Company continue to attract and retain the best available personnel for positions of substantial responsibility, and to provide an incentive to officers, employee directors, employees, consultants and advisors of the Company. Set forth below is a summary description of the 1994 Plan, as recommended to the shareholders for amendment, and is qualified in its entirety by reference to the full text of the 1994 Plan, a copy of which is available upon request from the Company.

DESCRIPTION OF THE 1994 PLAN

         Pursuant to the 1994 Plan, options may be granted to employees, employee directors, consultants and advisors of the Company. The 1994 Plan provides for the granting of both incentive stock options ("ISOs") (stock options that are intended to qualify for favorable tax treatment under Section
422 of the Internal Revenue Code of 1986, as amended (the "Code")) and nonqualified stock options ("NSOs"). Options granted under the 1994 Plan generally become fully vested and exercisable four years from the date of grant, with 25% of the total option vesting on each anniversary of the date of grant. An aggregate of 1,750,000 shares of Common Stock is authorized for issuance under the 1994 Plan, subject to adjustment from time to time for stock dividends and certain other changes in capitalization as provided in the 1994 Plan. As of April 1, 1997, options for an aggregate of 711,625 shares had been granted under the 1994 Plan, leaving 1,038,375 shares available for future issuance.

         The 1994 Plan may be administered by the Board of Directors, or a committee designated by the Board of Directors, which shall have full power and authority to administer and interpret the 1994 Plan and to adopt, from time to time, such guidelines, rules, regulations, agreements, and instruments for the administration of the 1994 Plan as the Board of Directors deems necessary or advisable. Currently, the 1994 Plan is administered by the Compensation Committee of the Board of Directors.

         The Board of Directors, acting through the Compensation Committee, selects the participants to receive stock options and determines the number of shares, the type of grant, the exercise price, as well as the time or times at which options may be exercised and other terms and conditions of such grant. For ISOs, the exercise price may not be less than the fair market value of the Common Stock on the date of grant. For NSOs, the option price may be less than, equal to, or greater than the fair market value of the Common Stock on the date of grant. In the event of stock dividends, splits, and similar capital changes, the 1994 Plan provides for appropriate adjustments in the number of shares available for options and the number and option prices of shares subject to outstanding options.

         The term of each option granted under the 1994 Plan may be no more than ten years from the date of grant. Options granted to employees expire one year following termination of employment, except for ISOs which expire 90 days following termination of employment, (but in neither event later than the date of expiration of the term of the option as set forth in the option agreement), and except in the case of permanent disability or death. In the case of termination of employment due to permanent disability or death of an employee, the option terminates one year from the date that the employee ceases work as a result of the employee's disability or death (but in no event later than the date of expiration of the term of such option as set forth in the option agreement). In addition, for employees who have been continuously employed by the Company for a minimum of two years, regardless of the vesting schedule, upon death or disability, the option shall become fully vested and exercisable. The Board of Directors has the authority to extend the foregoing expiration dates of any outstanding option in circumstances it deems appropriate, provided that it may not extend an option beyond the original term of such option (e.g., ten years from date of grant).

         The exercise price of option shares may be paid in cash, by means of a cash equivalent, or in accordance with procedures for a "cashless exercise" as the same may be established from time to time by the Company and, if applicable, a brokerage firm that the Company may retain to facilitate exercises of options and sales of shares under the 1994 Plan. For NSOs, the option holder must also pay to the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company. Under certain limited circumstances, shares of Common Stock may be used for payment of the option price or satisfaction of withholding obligations.

         In the event of a change of control of the Company, any outstanding option granted under the 1994 Plan will become fully vested and immediately exercisable. A "change of control" is defined under the 1994 Plan as (i) the acquisition by any person of beneficial ownership of 50% or more of the voting power of the Company's outstanding securities or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation. In addition, upon the liquidation or dissolution of the Company, all outstanding options shall terminate; provided, however, that prior to such liquidation or dissolution, an option holder has the right to exercise his or her options in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

         The options are assignable only (i) by will or by the laws of descent and distribution, or (ii) in the case of an NSO, by gift to immediate family members of the optionee, partnership of which the only partners are members of the optionee's immediate family, and trusts established solely for the benefit of such immediate family members.

         The 1994 Plan may be modified, amended, or terminated by the Board of Directors except with respect to options granted prior to such action. Notwithstanding the foregoing, shareholder approval is required for any amendment which increases the number of shares subject to the 1994 Plan (other than in connection with automatic adjustments due to changes in capitalization or the assumption or substitution of options in connection with mergers or acquisitions), changes the persons eligible to receive options, or which is otherwise subject to shareholder approval pursuant to the federal securities laws or tax laws.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE 1994 PLAN

         The 1994 Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974.

         The federal income tax consequences of an employee's participation in the 1994 Plan are complex and subject to change. The following discussion, is only a summary of the general rules applicable to options. Recipients of options under the 1994 Plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the general rules would apply.

         INCENTIVE STOCK OPTIONS

         If an option granted under the 1994 Plan is treated as an ISO, the optionee will not recognize any income upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes with respect to such grant or exercise. Upon a sale of the shares received upon exercise of the option, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

         If an optionee exercises an ISO and does not dispose of the shares received within two years after the date of the grant of such option and within one year of the date of exercise, any gain realized upon disposition will be characterized as long-term capital gain. In such case, the Company will not be entitled to a federal tax deduction.

         If the optionee disposes of the shares either within two years after the date that the option is granted or within one year of the date of exercise, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the purchase price, or (2) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

         The exercise of an ISO may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in the taxable income for purposes of determining the regular tax liability of an incentive stock option recipient. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an ISO.

         In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an ISO. However, in the event an optionee sells or disposes of stock received upon the exercise of an ISO in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

         NONQUALIFIED STOCK OPTIONS

         NSOs granted under the 1994 Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted an NSO. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the option exercise price. The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee. If such earnings are insufficient to pay the tax, the optionee will be required to make a direct payment to the Company for the tax liability.

         The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of an NSO will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon a disposition of any shares acquired pursuant to the exercise of an NSO, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

         In general, there will be no federal tax consequences to the Company upon the grant or termination of an NSO or a sale or disposition of the shares acquired upon the exercise of an NSO. However, upon the exercise of an NSO, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

VOTE REQUIRED AND BOARD RECOMMENDATION

         The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for approval of the amendment to the 1994 Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1994 STOCK OPTION PLAN.

                                   PROPOSAL 3:
                         AMENDMENT TO THE DIRECTORS PLAN

         The Company's Directors Plan was adopted by the Company's Board of Directors in May 1994 and approved by the Company's shareholders in June 1994. The Directors Plan provides for automatic grants of NSOs to nonemployee directors of the Company upon becoming a director at an exercise price that is equal to the fair market value per share of the Common Stock on the date of grant. In conjunction with the adoption of the 1994 Plan, the Company reserved an aggregate of 1,000,000 shares of Common Stock for issuance under both plans (which shares reserved for issuance reflect the Company's five-for-one stock split effected in the form of a stock dividend, paid in June 1994). The Board of Directors has amended the Directors Plan to make it separate and apart from the 1994 Plan and to establish a finite number of shares reserved for issuance under the Directors Plan.

         In April 1997, the Company's Board of Directors unanimously approved an amendment to the Directors Plan, subject to shareholder approval, to increase the total number of shares of Common Stock authorized under the Directors Plan to 350,000 shares. The proposed amendment is designed to help the Company continue to attract and retain the services of experienced and knowledgeable outside directors and to provide additional incentives for such directors to align their proprietary interests with the Company's long-term success and progress. Set forth below is a summary description of the Directors Plan, as recommended to the shareholders for amendment, and is qualified in its entirety by reference to the full text of the Directors Plan, a copy of which is available upon request from the Company.

DESCRIPTION OF THE DIRECTORS PLAN

         The Directors Plan provides for automatic grants of NSOs to nonemployee directors of the Company at an exercise price equal to the fair market value per share of the Common Stock on the date of grant. Upon becoming a director, any nonemployee director initially elected or appointed will receive an initial grant of options to purchase 25,000 shares of Common Stock. Each nonemployee director who has been in office for a period of at least five months will automatically receive an annual grant of options to purchase 10,000 shares, effective as of the day following each annual meeting of shareholders at which he or she is reelected or continues as a director. Options granted to nonemployee directors become fully vested and exercisable three years from the date of grant, with one-third of the total option vesting on each anniversary of the date of grant. An aggregate of 350,000 shares of Common Stock is authorized for issuance under the Directors Plan, subject to adjustment from time to time for stock dividends and certain other changes in capitalization as provided in the Directors Plan. As of April 1, 1997, options for an aggregate of 40,000 shares had been granted under the Directors Plan to nonemployee directors, leaving 310,000 shares available for future issuance.

         Options granted under the Directors Plan are nontransferable other than by will or the laws of descent and distribution or, to the extent permitted by Rule 16b-3 under the Exchange Act, to certain family members and family trusts. Options expire 10 years from the date of grant or 90 days after a director's termination of service as a director, except in the case of death or disability, in which case the options expire one year after termination.

         The administrator of the Directors Plan is the Board of Directors. The administrator has the power to construe the provisions of the Directors Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Directors Plan as it may deem necessary or desirable. No member of the Board of Directors may participate in any vote by the Board of Directors on any matter materially affecting the rights of any such member under the Directors Plan.

         In the event of a change of control of the Company, any outstanding option granted under the Directors Plan will become fully vested and immediately exercisable. A "change of control" is defined under the Directors Plan as (i) the acquisition by any person of beneficial ownership of 50% or more of the voting power of the Company's outstanding securities or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation. In addition, upon the liquidation or dissolution of the Company, all outstanding options shall terminate; provided, however, that prior to such liquidation or dissolution, an option holder has the right to exercise his or her options in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

         The exercise price of option shares may be paid in cash, by means of a cash equivalent, or in accordance with procedures for a "cashless exercise" as the same may be established from time to time by the Company and, if applicable, a brokerage firm that the Company may retain to facilitate exercises of options and sales of shares under the Directors Plan. The option holder must also pay to the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company. Under certain limited circumstances, shares of Common Stock may be used for payment of the option price or satisfaction of withholding obligations.

         The Directors Plan may be modified, amended, or terminated by the Board of Directors except with respect to options granted prior to such action. Notwithstanding the foregoing, shareholder approval is required for any amendment which increases the number of shares subject to the Directors Plan (other than in connection with automatic adjustments due to changes in capitalization or the assumption or substitution of options in connection with mergers or acquisitions), changes the persons eligible to receive options, or which is otherwise subject to shareholder approval pursuant to the federal securities laws or tax laws.

FEDERAL INCOME TAX CONSEQUENCES

         There are no tax consequences to the Company or the option holder upon the grant of an option under the Directors Plan. Upon the exercise of an option, the option holder recognizes ordinary income equal to the difference between the exercise price for the shares of Common Stock and the fair market value of the shares on the date of exercise. The Company is entitled to a corresponding tax deduction equal to the amount of income recognized by the optionee at the time of recognition by the option holder.

VOTE REQUIRED AND BOARD RECOMMENDATION

         The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for approval of the amendment to the Directors Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE DIRECTORS PLAN.


                                   PROPOSAL 4:
                      RATIFICATION OF SELECTION OF AUDITORS


         The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1997, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since the Company's inception in 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Shareholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of Arthur Andersen LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its shareholders.

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         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Arthur Andersen LLP.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.


                            PROPOSALS OF SHAREHOLDERS

         Shareholder proposals to be presented at the Company's 1998 Annual Meeting of Shareholders and included in the Company's Proxy Statement relating to such meeting must be received by the Company no later than January 31, 1998. Such proposals should be directed to the Secretary of the Company, 2203 Airport Way South, Suite 400, Seattle, Washington 98134.

                                 OTHER BUSINESS

         The Board of Directors does not intend to bring any other business before the Annual Meeting, nor is the Board aware of any other matter to be brought before the Annual Meeting, except as specified in the Notice of Annual
Meeting of Shareholders. However, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereto, in accordance with the judgment of the persons voting such proxies.


                                  ANNUAL REPORT

         A copy of the Company's 1996 Annual Report to Shareholders is enclosed. Shareholders not receiving a copy of such annual report may obtain one, without charge, upon request to the Company's Investor Relations at 2203 Airport Way South, Suite 400, Seattle, Washington 98134.

                                By Order of the Board of Directors


                                /S/ JEFFREY J. MILLER

                                Jeffrey J. Miller
                                SECRETARY

Seattle, Washington
April 23, 1997